Exhibit 10.44

To:	Paul M. Mendlik
From:	West Corporation Compensation Committee
Date:	February 14, 2012

Re:	Exhibit A

This Exhibit A for 2012 is entered into pursuant to your Employment Agreement.

1.	Your base salary will be $480,000.

2.	Effective January 1, 2012, you will be eligible to receive a bonus based upon West Corporation’s consolidated EBITDA for the year. Your bonus shall be earned in three tranches. Tranche 1 will be earned pro-rata for each dollar of 2012 consolidated EBITDA up to $670.3 million. Tranche 2 will be earned pro-rata for each dollar of 2012 consolidated EBITDA greater $670.3 million but equal to or less than $687.1 million. Tranche 3 will be earned if 2012 consolidated EBITDA is greater than $687.1 million. The bonus calculation for each tranche is outlined below.

Bonus / Million of EBITDA
Tranche 1	$336
Tranche 2	$13,393
Tranche 3	$9,825

A maximum of 75% of the estimated pro-rata portion of the Bonus earned for Tranches 1 and 2 may be advanced quarterly. If any portion of the bonuses is advanced, it will be paid within thirty (30) days from the end of the quarter. 100% of the total bonuses earned will be paid no later than February 28, 2013. In the event there is a negative calculation at the end of any quarter and a pro-rata portion of any bonus has been advanced in a previous quarter, a “loss carry forward” will result and be applied to the next quarterly or year-to-date calculation. In the event that at the end of the year, or upon your termination if earlier, the aggregate amount of the bonuses which have been advanced exceeds the amount of bonus that otherwise would have been payable for 2012 (in the absence of advances) based on the performance during 2012 (or, in the case of your termination, based on the performance during 2012 and the projection for performance for the balance of 2012 as of your termination date pursuant to your Employment Agreement), then the amount of such excess may, in the discretion of the Compensation Committee, either (i) result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonuses, salary, severance, consulting fees and/or other amounts payable in subsequent periods, or (ii) be required to be paid back to the company upon such request.

All objectives are based on West Corporation’s consolidated operations and will not include EBITDA from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.

3.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ Paul M. Mendlik
Employee – Paul M. Mendlik